Exhibit 23.2

          Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Progress Financial Corporation of our report, dated January 22, 2002, relating to the financial statements, which appear in the 2001 Annual Report to Shareholders of Progress Financial Corporation on Form 10-K for the year ended December 31, 2001.


/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
July 15, 2002